Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is made by and between Ann Anthony (“Employee”) and OPAL Fuels Inc., a Delaware corporation (the “Company”). Employee and Company are herein after referred to as the “Parties,” and each a “Party.”

WHEREAS, Employee has been employed by Company;

WHEREAS, on October 5, 2023, Employee tendered Employee’s resignation of employment to the Company with an intended resignation date of October 19, 2023 (the “Intended Resignation Date”);

WHEREAS, the Company acknowledges that Employee has accepted new employment, and in exchange for the consideration provided for herein, Employee has agreed to continue to be employed by the Company through November 15, 2023 (the “Separation Date”), which date the Parties mutually acknowledge and agree is later than Employee’s Intended Resignation Date; and

WHEREAS, the Parties desire to set forth their respective rights and obligations with respect to Employee’s separation from Company.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which Employee hereby acknowledges, and the Parties, intending to be legally bound, agree as follows:

1. Separation Date. Employee’s employment with Company will terminate effective upon the Separation Date. In exchange for Employee’s initial execution and non-revocation of this Agreement, the Company shall continue to employ Employee through the Separation Date (the “Transition Period”). As of the Separation Date, Employee will be relieved of all of Employee’s titles, duties, responsibilities and authority as an employee of Company and hereby agrees that Employee shall be deemed to resign all appointments held with, or for the benefit of, Company (and shall execute all documents evidencing such resignations, if requested by the Company). Company will pay Employee any compensation that has accrued through the Separation Date in accordance with applicable law, including accrued and unused vacation time/paid time off, less applicable withholdings and deductions.

2. Transition Period. In consideration for Employee’s initial execution and non-revocation of this Agreement, and Employee’s agreement to fully abide by its terms, and in exchange for the releases and waivers contained herein, the Company agrees to provide Employee with the following consideration to which Employee acknowledges Employee is not otherwise entitled:

a) The Company shall continue to employ Employee through the Separation Date to ease Employee’s transition to new employment, and shall recognize Employee in Employee’s current role during the Transition Period. Employee agrees to perform the following responsibilities during the Transition Period: (i) facilitate the smooth transition of day-to-day responsibilities as communicated by Co-CEOs; (ii) continue participating in the preparation of the 2024 budget; (iii) continue participating in preparing materials for closing the books for Q3; (iv) continue participating in preparing the response to SEC comment letter; (v) review and sign Q3 10-Q and associated management rep letter; and (vi) other responsibilities as reasonably requested by Co-CEOs. The Parties mutually acknowledge and agree that Employee will be permitted to (A) take previously-approved vacation days on October 20 and 23, 2023, and (B) travel to an offsite meeting with new employer scheduled for October 23 and 24, 2023.

b) The Company shall continue to provide Employee with the same base salary for the Transition Period, payable in accordance with the Company’s normal payroll practices, and employment benefits, including the same health insurance and 401(k) benefits, if any, through the Transition Period, that Employee currently receives in connection with Employee’s employment.

3. Post-Separation Benefits. In consideration for Employee’s re-execution and non-revocation of this Agreement on or following the Separation Date, and fully abiding by its terms, and in exchange for the releases and waivers contained herein, Company agrees to provide Employee with the following consideration to which Employee acknowledges Employee is not otherwise entitled.

a) Equity. As of the date hereof, Employee holds a stock option (the “Option”) to purchase 26,616 shares of the Company’s Class A Common Stock (“Common Stock”) pursuant to that certain Stock Option Agreement dated March 31, 2023. Employee was also granted (i) 30,130 performance-based restricted stock units with respect to the Company’s Common Stock (the “PRSUs”) pursuant to that certain Performance Restricted Stock Unit Award Agreement dated March 31, 2023 (the “PRSU Award Agreement”), and (ii) time-based restricted stock units (the “Time-Based RSUs” and together with the Option and PRSUs, the “Equity Awards”) with respect to the Company’s Common Stock, pursuant to two (2) Restricted Stock Unit Award Agreements dated March 31, 2023 (collectively, with the PRSU Award Agreement, the “RSU Award Agreements”), for (A) 32,282 Time-Based RSUs (“Time Based RSU Award #1”) and (B) 50,216 Time-Based RSUs (“Time Based RSU Award #2”), respectively. As of the date hereof, all of Employee’s Equity Awards remain unvested. In consideration of Employee executing a re-affirmation of this Agreement (the “Re-Affirmation”) following the Separation Date, and in consideration of Employee’s continued employment during the Transition Period and provision of transition services as set forth in Section 2 above, and subject to Employee’s continued compliance with Employee’s restrictive covenants, the following portions of Employee’s Equity Awards shall vest on March 31, 2024: (i) a portion of the Option with respect to 5,545 shares of Common Stock (which, upon vesting, shall remain exercisable until 90 days following March 31, 2024); (ii) the entirety of Time-Based RSU Award #1; and (iii) a portion of Time-Based RSU Award #2 comprised of 1,046 Time-Based RSUs (the awards described in clauses (i), (ii) and (iii) of this Agreement, collectively, the “Eligible Equity Awards”). All remaining portions of the Equity Awards (including, for avoidance of doubt, the entirety of Employee’s PRSUs) shall be forfeited and deemed cancelled without any further action by the Company on the Separation Date. For avoidance of doubt, if Employee does not sign the Re-Affirmation (or if such Re-Affirmation does not become irrevocable), if Employee resigns or is terminated for Cause (as such term is defined in the Company’s 2022 Omnibus Equity Incentive Plan) prior to the end of the Transition Period or if Employee breaches any of her restrictive covenants or any other terms of this Agreement, all Eligible Equity Awards shall immediately be forfeited.

b) Health Coverage. The coverage of Employee and Employee’s covered dependents, if any, under Company’s health benefits plan shall end on November 30, 2023. Employee will be offered the right to continue that group insurance coverage pursuant to COBRA following such date or as otherwise provided in the governing plan document, provided Employee pays the full cost of such continuation of coverage. Employee shall be solely responsible for electing COBRA coverage by properly and timely returning the COBRA election form. Information on COBRA will be mailed to Employee’s home.

4. Taxation. Company makes no representations as to the tax consequences or liability arising from the consideration provided herein. Employee further agrees that: (i) Employee shall be solely responsible for all federal, state, and/or local tax liability, if any, arising from consideration provided herein, and Employee will not look to or seek from Company any tax liability or related costs Employee incurs as a result of such consideration; and (ii) no tax advice has been provided to Employee whatsoever by Company or its attorneys.

5. Return of Company Property. On the Separation Date, Employee agrees to return to Company all of Company’s property in Employee’s possession including, but not limited to, employee information, customer lists, information concerning potential or actual customers, all business-related information about customers, mailing lists, account information, pricing information, cellular phones, laptops and desktops, external hard drives, financial plans, financial and sales information, strategies, personnel information, forecasts, business and marketing plans and specialized techniques developed or used by Company, and all other tangible and intangible property belonging to Company and/or relating to Employee’s employment with Company. Employee further represents and warrants that Employee will not retain any copies, physical, electronic, cloud-based, or otherwise, of such property after the Separation Date. Should Employee later find any Company property in Employee’s possession, Employee agrees to contact Company to advise of such possession and to return it immediately.

6. Release by Employee.

a) Release. Employee, individually and for Employee’s heirs, successors, administrators and assigns, hereby waives, releases, and covenants not to sue Company and/or its parents, subsidiaries, related companies, affiliates, insurers, reinsurers, successors, assigns, members and manager, current and former employees, agents, officers, attorneys, directors, or partners (collectively with Company, “Released Parties”) with respect to any and all known and unknown claims, damages, charges, demands, losses, liabilities and causes of action, of any type that Employee may have or may have had against the Released Parties, which arose or occurred on or before the date Employee executes this Agreement. This general release of all claims by Employee against the Released Parties includes any claims in connection with, or arising from, Employee’s hire by, employment with and/or separation of employment from Company, whether or not currently known to Employee or suspected to exist at the time of execution hereof. Employee expressly acknowledges the release specifically includes, but is not limited to, any alleged violation by the Release Parties of any international, federal, state, or local statutes, ordinances, or laws, the Civil Rights Act of 1866 (42 U.S.C. § 1981); Title VII of the Civil Rights Act of 1964 and as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000(e), et seq.; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990, 29 U.S.C. § 623, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1985, 42 U.S.C. § 1395(c); Executive Order 11246; § 503 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq.; the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq.; the Genetic Information Nondiscrimination Act of 2008; the Equal Pay Act of 1963; the Lilly Ledbetter Fair Pay Act of 2009; Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1132(a)(1)(B), et seq.; Sarbanes-Oxley Act of 2002, Public Law 107-204, including whistleblowing claims under 18 U.S.C. §§ 1514A and 1513(e); Worker Adjustment and Retraining Notification Act, and all of these statutes’ respective state and/or local equivalents; Pennsylvania Human Relations Act (43 Pa. Stat. Ann. §§ 951 to 963); Pennsylvania Whistleblower Law (43 Pa. Stat. Ann. §§ 1421 to 1428(b)); Pennsylvania Equal Pay Law (43 Pa. Stat. Ann. § 336.1 et seq.); public policy; torts; claims for breach of express or implied contract, including breach of the covenant of good faith and fair dealing; claims for discrimination, retaliation or harassment of any kind; claims for defamation or other personal or business injury of any kind; claims for unpaid wages and other compensation, including but not limited to commission, bonuses, and/or incentive pay, medical expenses, or other benefits; claims arising out of (or in connection with) policies, procedures, and/or practices contained in employee handbooks, manuals, incentive plans and/or agreements; claims for equity, profits interest, options, or stock; claims for attorneys’ fees and costs; and any and all known and unknown claims arising under any other federal, state, local, foreign or international laws, statutes, regulations, ordinances, or other laws, as well as any and all common law legal or equitable claims to any form of legal or equitable relief, damages, compensation or benefits. This general release does not apply to claims that cannot be waived or released by law (see Paragraph 6(c), below).

b) No Pending Claims. Employee represents and warrants that, as of the date Employee signs this Agreement, Employee has no charges, complaints, filings, claims or lawsuits of any kind pending, or any threatened, either verbally or in writing, against Released Parties. Employee further represents and warrants that Employee has disclosed to Company any information of which Employee is aware concerning any conduct involving Released Parties that Employee has reason to believe may be unlawful, violates Company policy, or would otherwise reflect poorly on Company.

c) Exclusion for Certain Claims. Notwithstanding the foregoing, Employee and Company agree that the release set forth in Paragraph 6 shall not apply to (i) any claims arising after the date Employee signs this Agreement, (ii) any claims under the Eligible Equity Awards and (iii) any claims under the Company’s Directors and Officers insurance policy (“D&O Policy”), nor shall anything herein prevent Employee or Company from instituting any action to enforce the terms of this Agreement. The Parties agree and acknowledge that the release and waiver set forth in Paragraph 6(a) shall not prevent Employee from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”), or the Pennsylvania Human Relations Commission (“PHRC”). The Parties further agree that nothing in this Agreement, including any confidentiality or non-disparagement provisions, prevents Employee from making truthful reports or disclosures to any Government Agency, which includes any agency or entity of federal, state, or local government, or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information. Employee, however, understands that by signing this Agreement, Employee waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, NLRB, PHRC or any other state or local deferral agency on Employee’s behalf, to the fullest extent permitted by law. This release does not extend to claims that are non-waivable under the law. Upon Employee’s Reaffirmation of this Agreement following the Separation Date, Employee specifically acknowledges and agrees that Employee has been paid all wages and other compensation, including but not limited to commission, bonuses, incentive pay, medical expenses, or other benefits owed as of the Separation Date, and that Employee has no further or additional compensation claims against Company. Employee further specifically acknowledges and agrees that Employee is waiving, on behalf of Employee and Employee’s attorneys, all claims for fees and expenses and court costs, to the fullest extent permitted by law.

7. Confidentiality. Employee agrees that the terms and conditions of this Agreement, including the amount thereof, and all negotiations or discussions of any kind relating to this Agreement are to be kept strictly confidential. Employee agrees that Employee will not disclose, publish, publicize, or disseminate or cause to be disclosed, published, publicized, or disseminated, in any manner or form, the terms or amount of this Agreement, except: (a) as is required by law; (b) that Employee may make such disclosures to her attorney, accountants, and/or tax advisors as is reasonably necessary to obtain advice from such professionals; and (c) that Employee may do so in such a manner as is reasonably necessary in order to carry out the terms and conditions of this Agreement. In addition, the Parties agree that Employee may disclose this Agreement to the appropriate Government Agency consistent with Paragraph 6(c). Employee acknowledges and agrees that Employee shall keep all information relating to Company’s business operations strictly confidential.

8. Protective Covenants and Proprietary Information & D&O Policy. Employee agrees that the covenants and post-employment restrictions in Employee’s previously executed RSU Award Agreements, are expressly incorporated by reference into this Agreement and shall continue in full force and effect. Subject to the terms and conditions of the D&O Policy, the Company agrees to maintain coverage for Employee under its D&O Policy for any conduct in connection with Employee’s duties with the Company through and including the Separation Date.

9. Breach by Employee. Employee understands and agrees that in the event Employee breaches the provisions of this Agreement and/or the RSU Award Agreements, Company shall be entitled to: (1) immediately cease any and all remaining payments or vesting opportunities under this Agreement; and/or (2) any and all available remedies under applicable law.

10. No Admission. Employee understands and agrees that this Agreement does not and shall not be deemed or construed as an admission of liability or responsibility by Released Parties for any purpose. Employee further agrees that nothing contained in this Agreement can be used by Employee or any past, present or future employee as precedent for future dealings with Released Parties.

11. Non-Disparagement and Further Public Comments. Employee agrees not to engage in any form of conduct or make any statements or representations (oral and/or written, including on any social media platform or otherwise) that disparage or otherwise impair the reputation, goodwill or commercial interests of Company, or its respective past, present, and future parents, subsidiaries, divisions, affiliates, related companies, successors, officers, directors, stockholders, members, managers, attorneys, agents and employees. The Company agrees to instruct its current officers and directors not to engage in any form of conduct or make any statements or representations (oral and/or written, including on any social media platform or otherwise) that disparage or otherwise impair the Employee’s reputation or goodwill. Company further agrees that any public comments it makes regarding Executive’s departure shall be consistent with the October 12, 2023 Press Release and October 5, 2023 Form 8-K filing regarding reasons for Executive’s resignation.

12. No Other Representations. Employee represents and warrants that no promise or inducement has been offered or made except as herein set forth and that Employee is entering into and executing this Agreement without reliance on any statement or representation not set forth within this Agreement by any other party hereto, or any person(s) acting on any party’s behalf.

13. Waiver. No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver. A waiver by any party hereto of a breach or default by another party of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

14. No Presumption Against Drafter. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of authorship of any of the provisions of this Agreement.

15. Cooperation. Employee agrees to cooperate fully with Company with respect to any investigation, legal proceeding, licensing or contract matter, transition of any business matters, or any litigation or regulatory matters in which Employee may have relevant knowledge or information, that arose during Employee’s employment or that may arise following Employee’s separation. Employee further agrees to be available to participate in and, if necessary, to give testimony, in any such matter, without further compensation.

16. Waiver of Jury Trial. Each party hereto waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or any amendment, instrument, document or agreement delivered in connection herewith or hereafter, and agrees that such action or proceeding shall be tried before a judge and not before a jury.

17. Binding Effects/Assignment. This Agreement shall be binding on the Parties and upon their heirs, administrators, representatives, executors, successors and permitted assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and permitted assigns. This Agreement shall inure to the benefit of Company, and its personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and to any successor or assign of each Released Party. Employee agrees and consents to the Company’s assignment of this agreement, without the need for any further consent at the time of such assignment, unless otherwise required under applicable law. Neither this Agreement, nor any rights, payments, or obligations arising hereunder may be assigned, pledged, transferred, or hypothecated by Employee.

18. Governing Law and Venue. This Agreement shall be governed by the laws of the State of Pennsylvania, excluding its conflicts of laws principles, unless the choice of law provisions of Employee’s state of residence expressly prohibit the choice of and application of another state’s laws to disputes between Employee and the Company. In such a case, only then shall the choice of law provisions of Employee’s state of residence apply. Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in Pennsylvania for any lawsuit arising from or relating to this Agreement.

19. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law.

20. Knowing and Voluntary Action. This Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that Employee has or may have under the Federal Age Discrimination In Employment Act, as amended by the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. §§ 621 et seq. This paragraph and this Agreement are written in a manner calculated to be understood by Employee. Employee acknowledges that: (i) Employee has been advised in writing to consult an attorney before signing this Agreement; (ii) Employee has read this Agreement; (iii) Employee has been given a sufficient period of time, up to twenty-one (21) days, to consider this Agreement; (iv) Employee understands the meaning and application of this Agreement; and (v) Employee is signing this Agreement of Employee’s own free will, with the intent of being bound by it.

21. Consideration Period. Employee acknowledges that Employee has been given a period of at least twenty-one (21) days to consider the terms of this Agreement and, if Employee should execute it prior to the expiration of the twenty-one (21) days consideration period, Employee knowingly waives Employee’s right to consider this Agreement for twenty-one (21) days. The Parties agree that any changes, whether material or immaterial, to this Agreement, do not restart the running of the twenty-one (21) day period. As additional consideration for Employee to potentially receive the vesting of Eligible Equity Awards as described in Section 3(a), Employee shall execute the Re-Affirmation, re-affirming the terms and conditions of this Agreement, including the terms and conditions of Section 6, within five (5) days following the Separation Date.

22. Revocation Period. Employee further acknowledges that Employee has until seven (7) days following Employee’s execution of this Agreement (or with respect to the Re-Affirmation, the re-affirmation this Agreement) to revoke acceptance of this agreement in which case its terms shall not become effective (or with respect to the Re-Affirmation, in which case, all of the Eligible Equity Awards shall be immediately forfeited). In order to so revoke this Agreement or the Re-Affirmation, as applicable, Employee must give written notice (either by personal delivery, overnight courier, electronic mail, registered or certified mail, in each case with confirmation of receipt) no later than 5:00 p.m. Eastern Time on the applicable date to the attention of OPAL Fuels General Counsel at noticeofficer@opalfuels.com. This Agreement shall become effective on the first day after the expiration of the revocation period provided that Employee has not previously revoked Employee’s acceptance (the “Effective Date”). The Re-Affirmation shall become effective and irrevocable on the first day after the expiration of the revocation period with respect thereto.

23. Entire Agreement. Except as otherwise indicated herein, the Parties hereto agree that this Agreement, including any exhibits attached hereto, constitutes the entire agreement among the Parties hereto regarding the subject hereof, and that this Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to Employee’s employment with, and separation from, Company, provided that, except as expressly set forth in Section 3(a) above, Employee’s RSU Award Agreements remains in full force and effect as set forth herein. The Parties acknowledge that this Agreement may not be modified except in writing and signed by the Parties hereto.

24. Headings. Section, paragraph and other captions or headings contained in this agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Agreement or any provision hereof and shall not affect in any way the meaning or interpretation of this Agreement.

25. Execution in Counterparts. This Agreement may be executed in one or more counterparts, none of which need to contain the signatures of each of the parties hereto and each of which shall be deemed an original. Such counterparts may be obtained by PDF, e-mail, or facsimile transmission, each of which taken together will constitute one and the same instrument.

OPAL FUELS INC.		ANN ANTHONY

Name:	/s/ Jonathan Maurer	/s/ Ann Anthony
Title:	Co-Chief Executive Officer	Date: October 19, 2023
Date:	October 19, 2023

PLEASE DO NOT SIGN THE BELOW
UNTIL ON OR AFTER THE SEPARATION DATE

RE-AFFIRMATION

PLEASE READ CAREFULLY. THIS CONFIDENTIAL SEPARATION AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE UNDERSIGNED HAS READ THE FOREGOING AGREEMENT, RE-AFFIRMS, ACCEPTS AND AGREES TO THE PROVISIONS CONTAINED HEREIN, AND HEREBY EXECUTES THIS RE-AFFIRMATION OF THIS AGREEMENT VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

OPAL FUELS INC.	ANN ANTHONY

Name:
Title:	Date:
Date: